As filed with the Securities and Exchange Commission on May 6, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to Sec. 240.14a-12

Innovator ETFs® Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary proxy materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PO Box 211230, Eagan, MN 55121-9984	VOTE YOUR PROXY. STOP THE SOLICITATION.

Scan to Vote Online Scan to see Proxy Statement

IMMEDIATE ACTION REQUESTED

GOLDMAN ACQUIRED INNOVATOR

On April 1, 2026, Goldman Sachs acquired Innovator Capital Management, the investment adviser to your ETF. As of April 28, 2026, one or more of your ETFs still need to approve a new advisory agreement as part of this change. More than 130 of the ETFs have achieved shareholder approval. Your vote today will help reach the goal of all funds passing the proposal.

YOUR VOTE MATTERS – AVOID LIQUIDATIONS

Your vote is essential—the Special Meeting for your ETF has adjourned, which delays completion of the process and the additional resources Goldman Sachs intends to devote to your fund. Unfortunately, if the proposal is not approved within a certain timeframe, the Fund will liquidate.

Innovator’s concern is that if your fund liquidates, it may result in a taxable event for your clients. We are working very hard with the solicitor, Sodali & Co., to ensure there is seamless service for you and your clients, but we can’t do it without your help.

If you have authority to vote on behalf of your clients:

1)	Scan the QR code in the right corner above to Vote Online – Quick and Easy!

2)	Email Jocelyn.mcbride@sodali.com (Co-CEO) and steve.messinger@sodali.com (President), include the following information:
a.	Reference numbers listed below
b.	Name of your firm and your contact information
c.	How you would like to vote
d.	Disclosure that you have authority to vote on behalf of your clients.

For your records, the Sodali team will send you the list of accounts to confirm your vote.

3)	You can Vote by Phone – call the number below and a live agent will record your vote. If you have questions about your unvoted accounts, Sodali can help facilitate.

888-547-7015

If you do not have authority to vote on behalf of your clients:

Please reach out to them today and encourage them to vote. They are receiving mailings, calls, texts and edeliveries which will stop once the fund(s) pass.

Questions? Call Sodali & Co. at (888) 547-7015 Weekdays 10 a.m. to 11 p.m. ET

INVADJ – FA#1